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                                                                     EXHIBIT 8.1

                        [LETTERHEAD OF ERNST & YOUNG LLP]

                                November 30, 2001

Salix Pharmaceuticals, Ltd
8540 Colonnade Center Drive
Suite 501
Raleigh, North Carolina  27615


Ladies and Gentlemen:

         We have acted as the tax advisor to Salix Pharmaceuticals, Ltd., a British Virgin Islands corporation ("Salix"), in connection with the domestication of Salix as a Delaware corporation.

         We have examined the Registration Statement on Form S-4 (the "Registration Statement") relating to the above-described transaction. In addition, we have examined such other documents, obtained such certifications of officers, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as drafts or as certified, conformed, photostatic or facsimile copies, and the authenticity of the originals of such latter documents. We have also assumed that all information, statements and descriptions in the Registration Statement, officers certificates and other relevant documents are true, correct and complete in all material aspects and any statement subject to a knowledge qualification is true without such qualification. Further, we have relied upon the accuracy of your Representation Letter of even date herewith.

         Based upon the foregoing, in our opinion and subject to the qualifications and limitations stated herein and in the Registration Statement, the discussion set forth in the Registration Statement under "Federal Income Tax Consequences of the Reorganization," insofar as it relates to the United States federal income tax consequences to Salix and its shareholders, is accurate in all material respects.

         Our opinion is based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. No opinion is expressed except as specifically set forth in the above-referred captions. The Internal Revenue Service is not precluded from successfully asserting a position contrary to that set forth in the above-referenced captions. Finally,

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future interpretations of, or changes in, the law may cause the tax treatment of the transactions referred to herein to be materially different from that described above. Nevertheless, we undertake no responsibility to notify you of any subsequent development.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the appropriate headings in the prospectus that forms a part of the Registration Statement.

                                                     Very truly yours,


                                                    /s/ ERNST & YOUNG LLP